FILED PURSUANT TO RULE 424(b)(5)
REGISTRATION NO. 333-48368

December 29, 2000

Dear Dime 401(k) Plan Participant:

As you know, Dime has issued Litigation Tracking Warrants(TM) (LTWs(TM)) to all stockholders of record as of December 22, 2000. According to Putnam's records, you had shares of Dime common stock in your 401(k) Plan Account on December 22, 2000 and therefore were issued one LTW for each share of Dime common stock held in your Plan Account.

A Prospectus was previously sent to you that provides you with the information you need to get a better understanding of the LTWs. I urge you to read the entire Prospectus carefully for a discussion of the LTWs, Dime's common stock, the goodwill lawsuit that gives rise to the issuance of the LTWs and the risks associated with the LTWs.

As a 401(k) Plan participant with shares of Dime common stock in your Plan Account, please note the following:

  The LTWs will be held in a separate fund within your Plan Account.

  You may not purchase additional LTWs at any time within the Plan.

  You may either retain the LTWs that were distributed to your Plan Account or sell them.

    To retain the LTWs, no action is necessary on your part. They will remain in your Plan Account until you direct Putnam to either sell them or, when and if they become exercisable, exercise them for shares of Dime common stock as described in the Prospectus.

    If you choose to direct the sale of the LTWs, now or in the future, they will be sold in the open market and the proceeds of the sale will be added to your Plan Account to be invested in line with your directions.

If you did not receive a Prospectus or need another copy, please call either the Benefits Department at 800-DIMEHRD (800-346-3473) or the Investor Relations Department at (212-326-6170).

If you have any questions about the LTWs, please call the Human Resources Department Hotline at 800-DIMEHRD (800-346-3473). If you have any questions about your 401(k) Plan Account, or wish to direct a sale of your LTWs, call Putnam at 800-873-0356.

Sincerely, /s/ Janet Krasowski Janet Krasowski